UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported)    July 3, 2007

Disaboom Inc.
(Exact name of registrant as specified in charter)

Colorado (State or other jurisdiction of incorporation)	000-52558 (Commission File Number)	20-5973352 (IRS Employer Identification No.)

7730 E. Belleview Avenue, Suite A-306 Greenwood Village, CO (Address of principal executive offices)	80111 (Zip Code)

        Registrant’s telephone number, including area code (720) 407-6530

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

        On July 3, 2007 Patrick Templeton was appointed to serve on our Board of Directors. At the present time Mr. Templeton will not be appointed to serve on any committees of the Board of Directors.

        Prior to Mr. Templeton being appointed to our Board of Directors, we engaged BKSH & Associates (BKSH) to provide Disaboom governmental relations consulting services. We paid BKSH a monthly fee of $7,500 for three months for the consulting services. In his capacity as a consultant for BKSH, Mr. Templeton was involved in providing such consulting services to Disaboom, and in that capacity received half of the fees Disaboom paid to BKSH, for an aggregate of approximately $11,250.

        There is no arrangement or understanding pursuant to which Mr. Templeton was appointed to our Board of Directors. However, upon his appointment Mr. Templeton was granted an option to purchase 100,000 shares of our Common Stock exercisable at $1.45, the closing sales price on July 3, 2007, and vesting 50% on December 31, 2007 and 50% on December 31, 2008. Mr. Templeton’s options will expire on December 31, 2011.

        Mr. Templeton has over 35 years of experience the fields of government relations and public affairs.  Mr. Templeton currently provides governmental and public relations consulting services through his own consulting firm, Templeton and Company.  Since 1995, Mr. Templeton has been a Senior Consultant to the government relations firm of BKSH & Associates. Additionally, Mr. Templeton is Chairman of the Board of the EdVenture Group, a non-profit corporation that provides technology and related consulting services to educators and businesses.  Mr. Templeton is also associated with outreach activities of prominent disabilities organizations.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 9, 2007	Disaboom, Inc. (Registrant) /s/ John Walpuck Name: John Walpuck Title: Chief Financial Officer